Exhibit 99.1

OneSpan Reports Results for Fourth Quarter and Full Year 2019;  Exceeds Full Year 2019 Financial Guidance

Fourth Quarter Financial Results

•	Q4 Total revenue up 10% to $71.0 million
•	Q4 Software revenue grew 63% to $25.5 million[1]
•	Q4 Adjusted EBITDA of $13.3 million[2]
•	Q4 GAAP earnings per share of $0.13
•	Q4 Non-GAAP earnings per share of $0.24[2]

2019 Financial Results

•	FY Total revenue up 20% to $254.6 million
•	FY Software revenue grew 26% to $79.4 million[1]
•	FY Adjusted EBITDA of $32.9 million[2]
•	FY GAAP earnings per share of $0.22
•	FY Non-GAAP earnings per share of $0.54[2]

CHICAGO, March 3, 2020 – OneSpan Inc. (NASDAQ: OSPN), a global leader in software for trusted identities, e-signatures and secure transactions, today reported financial results for the fourth quarter and full year ended December 31, 2019.

“Our transformation continues to yield positive results as we enjoyed an impressive fourth quarter with software license revenue up 73% and subscription revenue up 37% contributing to total software revenue growth of 63%,” stated OneSpan CEO, Scott Clements. “For the full year, we exceeded the high-end of our previously increased revenue and Adjusted EBITDA guidance. Total revenue increased 20% to $255 million, our highest year ever. Subscription revenue grew 44% and total software revenue grew 26%. We continue to make progress on our TID strategy with additional implementations and a strong pipeline of opportunities for 2020.”

Fourth Quarter and Full Year 2019 Financial Highlights

•

Revenue for the fourth quarter of 2019 was $71.0 million, an increase of  10% from $64.8 million for the fourth quarter of 2018. Revenue for the full year 2019 was $254.6 million, an increase of 20% from $212.3 million for the full year 2018.

•

Gross Profit for the fourth quarter of 2019 was $49.6 million and $172.6 million for the full year 2019. Gross Profit for the fourth quarter of 2018 was $42.2 million and $147.5 million for the full year 2018.  Gross margin for the fourth quarter of 2019 was 70% and for the full year 2019 was 68%. Gross margin for the fourth quarter of 2018 was 65% and for the full year 2018 was 69%.

•

GAAP operating income for the fourth quarter of 2019 was $5.9 million, and for the full year 2019 was $15.3 million. GAAP operating income for the fourth quarter of 2018 was $4.1 million, and for the full year 2018 was less than $0.1 million.

•

Adjusted EBITDA for the fourth quarter of 2019 was $13.3 million, or 19% of revenue, and for the full year 2019 was $32.9 million, or 13% of revenue. Adjusted EBITDA for the fourth quarter of 2018 was $9.1 million, or 14% of revenue, and for the full year 2018 was $21.6 million, or 10% of revenue.

•

GAAP net income for the fourth quarter of 2019 was $5.1 million, or $0.13 per share. GAAP net income for the full year 2019 was $8.8 million, or $0.22 per share. This compares to GAAP net income of $4.0 million, or $0.10 per share for the fourth quarter of 2018, and $3.8 million or $0.10 per share for the full year 2018.

•

Non-GAAP net income for the fourth quarter of 2019 was $9.6 million, or $0.24 per share, and for the full year 2019 was $21.6 million, or $0.54 per share. Non-GAAP net income for the fourth quarter of 2018 was $6.8 million, or $0.17 per share, and for the full year 2018 was $14.5 million, or $0.36 per share.

•	Cash, cash equivalents and short-term investments at December 31, 2019 totaled $109.8 million compared to $81.3 million and $99.5 million at September 30, 2019 and December 31, 2018, respectively.

1	Software revenue is comprised of software license revenue and subscription revenue.

2    An explanation of the use of non-GAAP measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures has also been provided in tables below.

Guidance Commentary and Full Year 2020 Outlook

In 2020, OneSpan is initiating a program to accelerate its transition to recurring revenue through term license and subscription contracts while deemphasizing perpetual license sales. Over time, this is expected to accelerate the company’s software revenue growth and improve predictability. This transition will have a modest negative impact to the company’s 2020 revenue and Adjusted EBITDA before becoming additive in later periods.

The company also expects 2020 Adjusted EBITDA to be impacted by increased investment in Research & Development and Sales & Marketing to capture growth. This is partially offset by increases in gross margin as the business mix shifts to a higher proportion of revenue from software solutions and less from hardware products.

“With our expanded portfolio of Trusted Identity solutions and the strong momentum in sales of our software and service offerings during the second half of 2019, this is the ideal time to increase our focus on recurring revenue growth,” said Scott Clements.

For the Full Year 2020, OneSpan currently expects:

•	Revenue in the range of $255 million to $265 million.
•	Adjusted EBITDA in the range of $24 million to $28 million.

OneSpan Strengthens Board with Appointment of Two New Directors

OneSpan announced in a separate press release issued today, the appointment of two new members to its Board of Directors, effective March 15, 2020. The new directors, Ms. Naureen Hassan and Ms. Marianne Johnson, bring decades of banking, financial and cloud technology experience at leading companies to OneSpan. The appointments of Ms. Hassan and Ms. Johnson expands OneSpan’s Board of Directors from eight to ten members.

Conference Call Details

In conjunction with this announcement, OneSpan Inc. will host a conference call today, March 3, 2020, at 4:30 p.m. ET. During the conference call, Mr. Scott Clements, CEO, and Mr. Mark Hoyt, CFO, will discuss OneSpan’s results for the fourth quarter and full year 2019.

To access the conference call, dial 866-354-0181 for the U.S. or Canada and 1-409-217-8086 for international callers. The conference ID number is 5429439.

The conference call is also available in listen-only mode at investors.onespan.com. The recorded version of the conference call will be available on the OneSpan website as soon as possible following the call and will be available for replay for approximately one year.

About OneSpan

OneSpan enables financial institutions and other organizations to succeed by making bold advances in their digital transformation. We do this by establishing trust in people’s identities, the devices they use, and the transactions that shape their lives. We believe that this is the foundation of enhanced business enablement and growth. More than 10,000 customers, including over half of the top 100 global banks, rely on OneSpan solutions to protect their most important relationships and business processes. From digital onboarding to fraud mitigation to workflow management, OneSpan’s unified, open platform reduces costs, accelerates customer acquisition, and increases customer satisfaction. Learn more about OneSpan at OneSpan.com and on Twitter, LinkedIn and Facebook.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. Securities laws, including statements regarding the potential benefits, performance, and functionality of our products and solutions, including future offerings; our expectations, beliefs, plans, operations and strategies relating to our business and the future of our business; our acquisitions to date and our strategy related to future acquisitions; and our expectations regarding our financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", expect", "intend", and statements that an event or result "may", "will", "should", "could", or "might" occur or be achieved and any other similar expressions. The forward-looking statements include, but are not limited to, our financial outlook for 2019, and the information included under the caption “Outlook for Full Year 2019”. These forward-looking statements involve risks and uncertainties, as well as assumptions which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: market acceptance of our products and solutions and competitors’ offerings; the potential effects of technological changes; our ability to effectively identify, purchase and integrate acquisitions; the execution of our transformative strategy on a global scale; the increasing frequency and sophistication of hacking attacks; claims that we have infringed the intellectual property rights of others; changes in customer requirements; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; investments in new products or businesses that may not achieve expected returns; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; exposure to increased economic and operational uncertainties from operating a global business as well as those factors set forth in our Form 10-K (and other forms) filed with the Securities and Exchange Commission. In particular, we direct you to the risk factors contained under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K. Our SEC filings and other important information can be found on the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist, or changes in our expectations after the date of this press release.

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018

Revenue
Product and license	$51,014	$47,615	$184,173	$152,977
Services and other	19,989	17,184	70,397	59,303
Total revenue	71,003	64,799	254,570	212,280

Cost of goods sold
Product and license	16,427	17,809	63,393	50,706
Services and other	4,947	4,744	18,569	14,107
Total cost of goods sold	21,374	22,553	81,962	64,813

Gross profit	49,629	42,246	172,608	147,467

Operating costs
Sales and marketing	16,924	16,867	61,503	63,805
Research and development	10,035	9,392	42,463	32,197
General and administrative	14,357	9,421	43,897	41,589
Amortization / impairment of intangible assets	2,419	2,465	9,470	9,852
Total operating costs	43,735	38,145	157,333	147,443

Operating income	5,894	4,101	15,275	24

Interest income, net	315	274	747	1,265
Other income (expense), net	1,184	239	(527)	2,264

Income before income taxes	7,393	4,614	15,495	3,553
Provision (benefit) for income taxes	2,343	650	6,706	(293)

Net income	$5,050	$3,964	$8,789	$3,846

Net income per share
Basic	$0.13	$0.10	$0.22	$0.10
Diluted	$0.13	$0.10	$0.22	$0.10

Weighted average common shares outstanding
Basic	40,076	39,957	40,050	39,932
Diluted	40,176	40,055	40,136	40,046

OneSpan Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	December 31,
	2019	2018
ASSETS
Current assets
Cash and equivalents	$84,282	$76,708
Short term investments	25,511	22,789
Accounts receivable, net of allowances of $2,524 in 2019 and $1,152 in 2018	62,405	59,631
Inventories, net	19,819	14,428
Prepaid expenses	6,198	4,733
Contract assets	7,058	7,962
Other current assets	6,346	5,705
Total current assets	211,619	191,956
Property and equipment, net	11,454	6,250
Operating lease right-of-use assets	10,580	—
Goodwill	94,612	91,841
Intangible assets, net of accumulated amortization	36,209	45,462
Deferred income taxes	7,863	5,601
Contract assets - non-current	3,565	3,316
Other assets	8,668	8,400
Total assets	$384,570	$352,826
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$10,835	$7,202
Deferred revenue	30,338	33,633
Accrued wages and payroll taxes	15,415	13,932
Short-term income taxes payable	7,711	6,905
Other accrued expenses	8,786	9,323
Deferred compensation	1,028	1,362
Total current liabilities	74,113	72,357
Long-term deferred revenue	15,259	10,672
Long-term lease liability	11,299	—
Other long-term liabilities	8,297	7,075
Long-term income taxes payable	6,958	7,620
Deferred income taxes	4,623	2,661
Total liabilities	120,549	100,385
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at December 31, 2019 and 2018	—	—
Common stock: $.001 par value per share, 75,000 shares authorized; 40,406 and 40,225 issued and outstanding at December 31, 2019 and 2018, respectively	40	40
Additional paid-in capital	96,109	93,310
Accumulated income	181,167	172,378
Accumulated other comprehensive loss	(13,295)	(13,287)
Total stockholders' equity	264,021	252,441
Total liabilities and stockholders' equity	$384,570	$352,826

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Twelve months ended December 31,
	2019	2018
Cash flows from operating activities:
Net income (loss) from operations	$8,789	$3,846
Adjustments to reconcile net income (loss) from operations to net cash provided by (used in) operations:
Depreciation, amortization, and impairment of intangible assets	11,545	12,138
Loss (gain) on disposal of assets	69	(49)
Deferred tax expense (benefit)	(1,624)	(7,431)
Stock-based compensation	3,368	3,973
Changes in operating assets and liabilities:
Accounts receivable, net	(3,414)	(11,960)
Inventories, net	(5,391)	(2,388)
Contract assets	655	(3,110)
Accounts payable	3,628	(1,475)
Income taxes payable	318	(2,541)
Accrued expenses	(1,286)	2,211
Deferred compensation	(334)	(291)
Deferred revenue	1,465	9,538
Other assets and liabilities	456	(1,235)
Net cash provided by operating activities	18,244	1,226

Cash flows from investing activities:
Adjustments to reconcile net income (loss) from operations to net cash provided by (used in) operations:
Purchase of short term investments	(33,839)	(22,820)
Maturities of short term investments	31,399	80,000
Purchase of Dealflo, net of cash acquired	—	(53,065)
Additions to property and equipment	(7,453)	(3,685)
Other	—	(236)
Net cash provided by (used in) investing activities	(9,893)	194

Cash flows from financing activities:
Tax payments for restricted stock issuances	(569)	(970)
Net cash used in financing activities	(569)	(970)

Effect of exchange rate changes on cash	(208)	(1,556)

Net increase (decrease) in cash	7,574	(1,106)
Cash, cash equivalents, and restricted cash, beginning of period	77,555	78,661
Cash, cash equivalents, and restricted cash, end of period	$85,129	$77,555

Revenue by major products and services  (in thousands, unaudited):

	Three months ended December 31,		Twelve months ended December 31,
	2019	2018	2019	2018
Hardware products	$31,649	$36,437	$127,005	$105,560
Software licenses	19,365	11,178	57,168	47,417
Subscription	6,114	4,477	22,250	15,426
Professional services	1,764	2,028	5,759	5,743
Maintenance, support and other	12,111	10,679	42,388	38,134
Total Revenue	$71,003	$64,799	$254,570	$212,280

Non-GAAP Financial Measures

We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP operating metrics, namely Adjusted EBITDA, non-GAAP Net Income and non-GAAP diluted EPS. Our management believes that these measures provide useful supplemental information regarding the performance of our business and facilitates comparisons to our historical operating results. We believe these non-GAAP operating metrics provide additional tools for investors to use to compare our business with other companies in the industry.

These non-GAAP measures are not measures of performance under GAAP and should not be considered in isolation, as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these non-GAAP measures are useful within the context described below, they are in fact incomplete and are not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business, and how taxes affect the final amounts that are or will be available to shareholders as a return on their investment. Reconciliations of the non-GAAP measures to the most directly comparable GAAP financial measures are found below.

Adjusted EBITDA

We define Adjusted EBITDA as net income before interest, taxes, depreciation, amortization, long-term incentive compensation, and certain other non-recurring items, including acquisition related costs, lease exit costs, rebranding costs, and accruals for legal contingencies. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, lease exit costs, reversal of a prior period legal contingency accrual), or deal with the structure or financing of the business (e.g., interest, acquisition related costs, rebranding costs) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find the comparison of our results to those of our competitors is facilitated when we do not consider the impact of these items.

Reconciliation of Net Income to Adjusted EBITDA

(in thousands, unaudited)

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income	$5,050	$3,964	$8,789	$3,846
Interest income, net	(315)	(274)	(747)	(1,265)
Provision for income taxes	2,343	650	6,706	(293)
Depreciation and amortization / impairment of intangible assets	2,966	3,072	11,545	12,138
Long-term incentive compensation	2,008	1,708	5,324	6,091
Non-recurring items	1,250	—	1,250	1,063
Adjusted EBITDA	$13,302	$9,120	$32,867	$21,580

Non-GAAP Net Income & Non-GAAP Diluted EPS

We define non-GAAP net income and non-GAAP diluted EPS, as net income or EPS before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, and certain other non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitors.

Long-term incentive compensation for management and others is directly tied to performance and this measure allows management to see the relationship of the cost of incentives to the performance of the business operations directly if such incentives are based on that period’s performance. To the extent that such incentives are based on performance over a period of several years, there may be periods which have significant adjustments to the accruals in the period but which relate to a longer period of time, and which can make it difficult to assess the results of the business operations in the current period. In addition, the Company’s long-term incentives generally reflect the use of restricted stock grants or cash awards while other companies may use different forms of incentives the cost of which is determined on a different basis, which makes a comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue and related amortization expense will recur in future periods until expired or written down.

We exclude certain other non-recurring items including impacts of tax reform, acquisition related costs, rebranding costs, lease exit costs, and reserves for certain legal contingencies as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.

Reconciliation of Net Income to Non-GAAP Net Income

(in thousands, unaudited)

	Three months ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net income	$5,050	$3,964	$8,789	$3,846
Long-term incentive compensation	2,008	1,708	5,324	6,091
Amortization / impairment of intangible assets	2,419	2,465	9,470	9,852
Non-recurring items	1,250	(488)	1,250	(1,933)
Tax impact of adjustments*	(1,135)	(835)	(3,209)	(3,401)
Non-GAAP net income	$9,592	$6,814	$21,624	$14,455

Non-GAAP net income per share	$0.24	$0.17	$0.54	$0.36

Weighted average number of shares used to compute Non-GAAP diluted earnings per share	40,176	40,055	40,136	40,046

*The tax impact of adjustments is calculated as 20% of the adjustments in all periods.

Copyright© 2020 OneSpan North America Inc., all rights reserved. OneSpan™, the “O” logo, “BE BOLD. BE SECURE.”™, DIGIPASS® and CRONTO® are registered or unregistered trademarks of OneSpan North America Inc. or its affiliates in the U.S. and other countries. Any other trademarks cited herein are the property of their respective owners.

Investor contact:

Joe Maxa

M: +1-612‑247‑8592

O: +1-312-766-4009
Joe.Maxa@onespan.com